EXHIBIT 99.1

News

MGE Energy Reports Third-Quarter 2026 Earnings

Madison, Wis., November 04, 2026—MGE Energy, Inc. (Nasdaq: MGEE), today reported financial results for the third quarter of 2026.

MGE Energy's GAAP (Generally Accepted Accounting Principles) earnings for the third quarter of 2026 were $56.4 million, or $1.48 per diluted share, compared to $44.5 million, or $1.22 per diluted share, for the same period in the prior year.

Electric segment earnings increased $11.6 million for 2026 compared to 2025, reflecting strategic capital investments that grew rate base, largely driven by the successful deployment of key renewable energy projects. The increase also reflected higher allowance for funds used during construction (AFUDC) equity associated with the construction of Koshkonong, High Noon, Sunnyside, and other early development projects. AFUDC equity from these projects increased $3.3 million compared to the same period in the prior year. Gas net income remained stable compared to the third quarter of 2025. In addition, earnings benefited from an approximately $2.2 million increase in investment gains compared to the third quarter of 2025, including returns from venture capital funds focused on technologies and innovations relevant to the evolving energy industry.

MGE Energy, Inc.

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended September 30,	2026	2025
Operating revenues	$190,397	$175,679
Operating income	$58,083	$51,075
Net income	$56,358	$44,497
Earnings per share - basic	$1.49	$1.22
Earnings per share - diluted	$1.48	$1.22
Weighted average shares outstanding - basic	37,791	36,542
Weighted average shares outstanding - diluted	38,018	36,576

Nine Months Ended September 30,	2026	2025
Operating revenues	$594,295	$554,101
Operating income	$143,869	$138,163
Net income	$138,192	$112,587
Earnings per share - basic	$3.71	$3.08
Earnings per share - diluted	$3.70	$3.08
Weighted average shares outstanding - basic	37,248	36,531
Weighted average shares outstanding - diluted	37,373	36,565

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 170,000 customers in Dane County, Wis., and purchases and distributes natural gas to 180,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on MGE Energy's current expectations, estimates and assumptions regarding future events, which are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to revise or update publicly any such forward-looking statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

Contact:	Steve B. Schultz Media Relations 608-252-7219 | sbschultz@mge.com Ken Frassetto Investor Relations 608-252-4723 | kfrassetto@mge.com